Exhibit 99.2

Sierra Oncology Significantly Expands Clinical Development Program

– Ongoing SRA737 clinical studies expanded to target aggregate enrollment of 200 patients across ten cancer indications –

– Adding new SRA737 monotherapy cohort for CCNE1-driven ovarian cancer –

– SRA141 IND submission planned in H2 2018 –

Vancouver, British Columbia – February 27, 2018. Sierra Oncology, Inc. (Nasdaq: SRRA), a clinical stage drug development company focused on advancing next generation DNA Damage Response (DDR) therapeutics for the treatment of patients with cancer, today reported significant progress in the advancement of its strategic pipeline of drug assets.

The company announced noteworthy progress in the Dose Escalation Phase 1 portions for both of its ongoing Phase 1/2 clinical trials evaluating its potential best-in-class Chk1 inhibitor, SRA737. The company announced expansion of the efficacy-oriented Phase 2 portions of both trials, which will now target aggregate enrollment of approximately 200 patients across ten cancer indications. The company also announced it is planning to initiate a Phase 1b/2 clinical trial in the fourth quarter of 2018 that will evaluate SRA737 in combination with ZEJULA® (niraparib) for the treatment of metastatic castration-resistant prostate cancer (mCRPC).

In addition, the company announced it is planning to submit an Investigational New Drug (IND) for its Cdc7 inhibitor, SRA141, in the second half of 2018 in order to initiate a Phase 1/2 clinical trial, focused initially on the treatment of colorectal cancer.

Sierra is hosting a Program Update event today at 10:00 am ET in New York where it will provide an update on the progress of its portfolio of assets, with specific reference to its clinical development program for SRA737. The Sierra management team will be joined by Dr. Udai Banerji, Chief Investigator for the company’s ongoing SRA737 Phase 1/2 clinical trials, and Dr. Alan D’Andrea, a member of Sierra’s DDR Advisory Committee. A live webcast of the event will be available at www.sierraoncology.com.

“We are pleased to report encouraging progress in the advancement of both of our next generation DDR assets. In particular, SRA737 has demonstrated an emerging preclinical and clinical profile which appears competitively differentiated in comparison to other clinical stage Chk1 inhibitors, which gives us confidence to significantly expand its development program both as monotherapy and in a variety of combination settings,” said Dr. Nick Glover, President and CEO of Sierra Oncology. “In support of this expansion, we are adding further clinical centers in 2018, with the goal of reporting preliminary clinical data in the fourth quarter of 2018.”

“The safety profile for SRA737 has been highly promising, both as monotherapy and in combination with low dose gemcitabine. These observations are entirely consistent with the asset’s mechanism-of-action and preclinical toxicology data, supporting a broad potential therapeutic window for SRA737,” Dr. Barbara Klencke, Chief Development Officer, Sierra Oncology. “The Phase 2 efficacy-oriented portion of the monotherapy trial is also underway and focuses on cancers that are driven by genetic mutations that result in high replication stress, which have been associated with synthetic lethality to Chk1 inhibition.”

“Given our continued understanding of Chk1 biology, we are also adding a CCNE1-driven ovarian cancer cohort to the monotherapy study,” added Dr. Mark Kowalski, Chief Medical Officer, Sierra Oncology. “Women with tumors harboring this genetic profile have limited therapeutic options; they typically become resistant to platinum-based chemotherapy and do not commonly harbor mutations in BRCA1/2 genes. However, given the key role of CCNE1 in driving replication stress, SRA737 may be effective in these tumor types. We are encouraged by preclinical data we have generated that reinforce this potential utility.”

SRA737-01 Phase 1/2 Monotherapy Trial: Trial Update and Expansion Plans

This trial consists of two phases, a safety-oriented Dose Escalation Phase 1 in unselected ‘all-comer’ patients and an efficacy-oriented Cohort Expansion Phase 2 in patients with genetically-defined tumors that harbor genomic alterations linked to increased replication stress and hypothesized to be more sensitive to Chk1 inhibition. The company will provide an update on the Dose Escalation Phase 1 portion today.

•	Dose Escalation has proceeded through multiple dose levels and SRA737 has been well-tolerated from 20 mg QD to 1000 mg QD as monotherapy.

•	The majority of reported adverse events (AEs) have been Grade 1 or Grade 2 in severity.

•	Most commonly observed AEs (≥ 20%; all reported causalities) were fatigue and GI events (diarrhea, nausea, vomiting).

•	Grade 3 adverse events have included neutropenia (2 patients), nausea (2 patients), and diarrhea (1 patient).

•	Serious Adverse Events (at least possibly related by Investigator assessment) included Grade 3 neutropenia (probably related; one patient) and Grade 3 heart failure/cardiomyopathy (possibly related) in a single patient with rapid disease progression.

•	Two Dose Limiting Toxicities (DLTs) were reported at 1300 mg QD (inability to receive 75% of the planned SRA737 dose due to GI intolerability).

•	No evidence of emergent or cumulative toxicity and/or declining tolerability was observed with up to 8 cycles of drug administered, supportive of potential for extended dosing.

•	Dose escalation is now complete; 1000 mg QD & 500 mg BID cohorts are currently being compared in order to optimize the SRA737 dose regimen.

The Cohort Expansion Phase 2 portion of the trial is enrolling genetically-defined patients into indication specific cohorts, including advanced or metastatic:

•	castration-resistant prostate cancer (mCRPC);

•	high grade serous ovarian cancer (HGSOC);

•	non-small cell lung cancer (NSCLC);

•	head and neck squamous cell carcinoma (HNSCC) or squamous cell carcinoma of the anus (SCCA); and

•	colorectal cancer (mCRC).

The company announced today the addition of a sixth indication specific cohort, CCNE1-driven HGSOC. During the Program Update, the company will present preclinical data demonstrating that SRA737 has significant anti-tumor activity and a profound survival benefit in CCNE1-driven HGSOC preclinical models.

Sierra is also expanding the number of sites recruiting patients into the trial from three active sites (as of the third quarter of 2017) to a planned fifteen active sites at leading centers across the

United Kingdom, to support its increased enrollment to 20 patients in each of the six genetically-defined cohorts. In total, 120 patients are expected to be enrolled into the Phase 2 portion of the trial. The company reported that 20 patients had been enrolled into this portion of the study to date and that enrollment was in line with the anticipated prevalence of the gene mutations targeted. The Cohort Expansion Phase 2 portion of the study is expected to report preliminary clinical data in the fourth quarter of 2018.

SRA737-02 Phase 1/2 Low Dose Gemcitabine Combination Trial: Trial Update and Expansion Plans

This clinical trial consists of three phases:

1.	A Standard-Dose Triplet Combo Dose Escalation Phase 1 evaluating a combination of SRA737 with standard-dose gemcitabine and cisplatin in patients with solid tumors.

The company reported that this phase has concluded.

2.	A Low Dose Gemcitabine (LDG) Combo Dose Escalation Phase 1 evaluating safety in ‘all-comer’ non-selected patients, where cohorts of 3 to 6 patients are being administered escalating doses of SRA737 on an intermittent schedule in addition to low dose gemcitabine (5-10% of the standard gemcitabine dose) until the combination maximum tolerated dose (MTD) is reached.

The company reported that significant progress has been made in the LDG Combo Dose Escalation Phase 1, and the combination regimen has been very well-tolerated.

•	The majority of reported AEs have been Grade 1 or Grade 2 in severity.

•	Most commonly observed AEs (≥ 20%; all reported causalities) were diarrhea, anemia, thrombocytopenia, fatigue, influenza-like illness, nausea, neutropenia and vomiting.

•	Only one Grade 3 treatment related AE (neutropenia) was observed, at 40 mg SRA737/300 mg/m2 gemcitabine.

•	Related SAEs included a Grade 1 fever (possibly related) and a Grade 2 DVT (possibly related).

•	No evidence of emergent or cumulative toxicity and/or declining tolerability was observed with up to 5 cycles of drug administered, supportive of potential for extended dosing.

•	No DLTs have been reported in any LDG dose escalation cohort and dose escalation continues.

3.	A Low Dose Gemcitabine Combo Cohort Expansion Phase 2, that will explore the preliminary efficacy of SRA737 plus low-dose gemcitabine in prospectively enrolled genetically-defined patients with tumors that harbor genomic alterations hypothesized to confer sensitivity to Chk1 inhibition via synthetic lethality.

The company reported that this phase is anticipated to commence in the second quarter of 2018 and has been expanded to target enrollment of 80 genetically-selected patients across four indications, including advanced or metastatic:

•	urothelial carcinoma;

•	small cell lung cancer (SCLC);

•	soft tissue sarcoma;

•	cervical/anogenital cancer.

An update on the study is expected to be provided in the fourth quarter of 2018.

SRA737 PARPi Combination Program Initiation and Supply Agreement

The company also announced execution of a supply agreement with Janssen Research & Development, LLC for the supply of TESARO’s ZEJULA® (niraparib), an orally administered poly ADP-ribose polymerase (PARP) inhibitor, facilitating the initiation of a combination trial of SRA737 with niraparib in patients with prostate cancer, expected in the fourth quarter of 2018.

The trial is to be led by Professor Johann de Bono, Regius Professor of Cancer Research, Head of the Division of Clinical Studies and Professor in Experimental Cancer Medicine at The Institute of Cancer Research and The Royal Marsden NHS Foundation Trust.

During the Program Update today, the company will present preclinical data supporting SRA737’s synergistic activity in combination with PARPi in a model of PARPi acquired resistance. Additional preclinical data supporting this combination will be presented at the American Association of Cancer Research (AACR) Annual Meeting 2018.

SRA737 Combination with Immuno-Oncology

During the Program Update today, the company will also present preclinical data providing evidence of biological synergy between SRA737 and immune checkpoint blockade. Sierra is currently designing a clinical study for this combination, which potentially could be submitted to regulatory authorities in the fourth quarter of 2018.

SRA141 Program Update

The company continues to advance SRA141, its potent, selective, orally bioavailable small molecule inhibitor of Cell division cycle 7 kinase (Cdc7), an emerging DDR target with exciting potential in cancer. During the Program Update today, the company will present supportive preclinical research for SRA141 demonstrating noteworthy anti-cancer activity in oncology models, generated in preparation for an IND submission expected in the second half of 2018, with an initial clinical focus on the treatment of colorectal cancer.

About Sierra Oncology

Sierra Oncology is a clinical stage drug development company advancing next generation DNA Damage Response (DDR) therapeutics for the treatment of patients with cancer. Our lead drug candidate, SRA737, is a potent, highly selective, orally bioavailable small molecule inhibitor of Checkpoint kinase 1 (Chk1), a key regulator of cell cycle progression and the DDR Replication Stress response. SRA737 is currently being investigated in two Phase 1/2 clinical trials in patients with advanced cancer: SRA737-01, a monotherapy study evaluating SRA737 in patients with tumors identified to have genetic aberrations hypothesized to confer sensitivity to Chk1 inhibition via synthetic lethality; and SRA737-02, a drug combination study evaluating SRA737 potentiated by low-dose gemcitabine. Sierra is also preparing for potential clinical studies of SRA737 in combination with other agents where there is a strong biological rationale for synergy with Chk1 inhibition, such as immune oncology therapeutics and other DDR inhibitors including PARP inhibitors.

Sierra Oncology is also advancing SRA141, a potent, selective, orally bioavailable small molecule inhibitor of Cell division cycle 7 kinase (Cdc7) undergoing preclinical development. Cdc7 is a key regulator of DNA replication and is involved in the DDR network, making it a compelling emerging target for the potential treatment of a broad range of tumor types. For more information, please visit www.sierraoncology.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding Sierra Oncology’s market and industry position, expectations from current data, anticipated clinical development and potential benefits of Sierra Oncology’s product candidates. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, including, among others, the risk that Sierra Oncology may be unable to successfully develop and commercialize product candidates, SRA737 and SRA141 are at early stages of development and may not demonstrate safety and efficacy or otherwise produce positive results, Sierra Oncology may experience delays in the preclinical and anticipated clinical development of SRA737 or SRA141, Sierra Oncology may be unable to acquire additional assets to build a pipeline of additional product candidates, Sierra Oncology’s third-party manufacturers may cause its supply of materials to become limited or interrupted or fail to be of satisfactory quantity or quality, Sierra Oncology’s cash resources may be insufficient to fund its current operating plans and it may be unable to raise additional capital when needed, Sierra Oncology may be unable to obtain and enforce intellectual property protection for its technologies and product candidates and the other factors described under the heading “Risk Factors” set forth in Sierra Oncology’s filings with the Securities and Exchange Commission from time to time. Sierra Oncology undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

Contact:

James Smith

Vice President, Corporate Affairs

Sierra Oncology, Inc.

604.558.6536

investors@sierraoncology.com